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                                                                    Exhibit 23.1

                         [Letterhead of Clifford Chance]



                                                          22 September 1998

Terra Nova (UK) Holdings plc
Terra Nova House
Mincing Lane
London EC3R 7AP

Dear Sirs:

Post-Effective Amendment No. 1 to the Registration Statement

We consent to the reference to Clifford Chance within Post-Effective Amendment No. 1 to the Registration Statement on Forms F-4 and S-4 of the Terra Nova Insurance (UK) Holdings plc and Terra Nova (Bermuda) Holdings Limited. Registration numbers 333- 53999 and 333-53999-01 (the "Amendment") and within the Prospectus contained therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933 of the United States.

Yours faithfully



/s/ Clifford Chance
Clifford Chance